                                                                    EXHIBIT 23.4

                          [BORDEN & ELLIOT LETTERHEAD]

The Board of Directors
Med-Emerg International, Inc.


    We consent to the use of our name in connection with references to Canadian laws, regulations, treaties and potential liabilities in Amendment No. 2 to Med-Emerg International, Inc.'s Registration Statement. We note that our name is specificially referred to on page 2 under the heading "Civil Liabilities," and page 47 in connection with the information contained under the heading "Tax Aspects of the Offering" in the Prospectus.



/s/ Borden & Elliot


/s/ Borden & Elliot

Borden & Elliot


Toronto, Canada
June 4, 1997